Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236906 on Form S-4 of Meridian Corporation and Subsidiaries of our report dated March 16, 2023 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Washington, D.C.
March 16, 2023